Exhibit 99.2

Occidental Petroleum Corporation

CYNTHIA L. WALKER

Executive Vice President and Chief Financial Officer

– Conference Call –

First Quarter 2014 Earnings Announcement

May 5, 2014

Houston, Texas

Thank you Chris, and good morning everyone.  My comments will reference several slides in the conference call materials that are available on our website.

In the first quarter, we are off to a strong start in our domestic oil growth strategy.  Domestic oil production was 274,000 barrels per day, an increase of 4,000 barrels from the fourth quarter of 2013.  Overall production was 745,000 BOE per day.  We had core income of $1.4 billion resulting in diluted earnings per share of $1.75 for the first quarter, an improvement over both the prior and year-ago quarters.  We generated $2.9 billion of cash flow from operations before changes in working capital and repurchased 10.5 million shares, ending the quarter with $2.3 billion of cash on our balance sheet.

Now, I will discuss the segment performance for the oil and gas business and begin with earnings on slide 3.  Oil and gas core earnings for the first quarter of 2014 were $2.1 billion, essentially flat with the fourth

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quarter of 2013 and an increase of almost $200 million from the first quarter of 2013.  On a sequential quarter-over-quarter basis, improvements from higher domestic realized prices on all our oil and gas products and higher sales volumes in Colombia, which were offset by lower sales volumes in Iraq.  In Colombia, while we recouped liftings in January which had slipped from the fourth quarter of 2013, insurgent activity continues to challenge both our production and liftings in our Cano Limon field.  Production from the field was shut-in in April.  Pipeline repair work has begun, and we look to have normal operations resume in May.  In Iraq, operations are as expected, although liftings continue to be lumpy.  We had no liftings in the first quarter.

Turning to slide 4.  Total production for the current quarter was 745,000 BOE per day, a decrease in daily BOE production of 5,000 from the fourth quarter and 18,000 from the year ago quarter.  On a sequential quarterly basis, these results reflect domestic growth of 4,000 BOE per day, mainly in the Permian Basin offset by lower production in California.  The Permian Basin improvement reflected recovery from fourth quarter severe winter weather and new production from our drilling program.  California production was essentially flat excluding one-time benefits which positively impacted the fourth quarter of last year.  MENA production was 9,000 BOE per day lower primarily due to a scheduled plant turnaround in Dolphin and the remainder in Bahrain due to contract terms.

If you turn to slide 5, I will discuss our domestic production in more detail.  Focusing on our commodity composition on a sequential quarterly basis, oil production grew 4,000 barrels per day, with the increases coming from all of our business units.  NGL production increased 2,000 barrels per day, almost entirely in the Permian.  Natural gas volumes were lower by 10

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mmcf per day, or about 2,000 BOE per day, with the decline coming from California, partially offset by higher production in Permian and Midcontinent.

Turning to slide 6, our Oil and Gas operating cash margins improved by about $0.20 per BOE on a sequential quarterly basis. Our first quarter of 2014 worldwide realized oil prices were flat compared to the fourth quarter of 2013. Domestic realized oil price improved slightly despite widening differentials in the Permian basin.  We also realized higher NGL prices domestically due to seasonal factors, and experienced a 37 percent increase in natural gas prices reflecting an improvement in the benchmark.  Oil and gas production costs were $14.33 per barrel in the first quarter of 2014, compared to $14.13 per barrel in the fourth quarter of 2013.  Domestic operating expenses were higher in the first quarter of 2014 compared to the fourth quarter of 2013 due to higher energy and CO2 and steam injectant costs.  Controllable costs were essentially flat on a sequential quarterly basis.  MENA production costs decreased in the first quarter due to under-liftings in Iraq, which has high operating costs.

First quarter exploration expense was $55 million.  We expect second quarter 2014 exploration expense to be about $80 million.

Turning to Chemical segment core earnings on slide 7.  First quarter earnings of $136 million were $8 million higher than the fourth quarter and exceeded our expectations, primarily driven by volume improvements across most products in preparation for a strong spring demand.  This improvement was, in part offset by the run-up in natural gas costs due to the extreme winter cold.  We expect second quarter 2014 earnings to be about $130 million.  A seasonal uptick in demand in construction and agricultural market segments is anticipated; however, profitability will be somewhat

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negatively impacted by a number of routine planned outages by both OxyChem and its customers.

On slide 8 is a summary of Midstream segment earnings which were $170 million for the first quarter of 2014, compared to $68 million in the fourth quarter and $215 million in the first quarter of 2013.  The 2014 sequential quarterly increase in earnings resulted mainly from higher marketing and trading performance, driven by commodity price movements during the quarter, higher income in the gas processing businesses which were negatively impacted by the plant turnarounds in the fourth quarter of 2013, partially offset by lower pipeline earnings which included a plant turnaround in Dolphin.

The worldwide effective tax rate on core income was 40 percent for the first quarter of 2014.  We expect our combined worldwide tax rate in the second quarter of 2014 to remain at around the 40 percent rate.

Slide 9 summarizes our cash flow for the quarter.  In the first three months of 2014, we generated $2.9 billion of cash flow from operations before changes in working capital.  Working capital changes decreased our cash flow from operations by $240 million to $2.7 billion.  Capital expenditures for the first quarter of 2014 were $2.2 billion net of partner contributions.  After paying dividends of $515 million, buying back $945 million of Company stock, and other net flows, our cash balance was $2.3 billion at March 31.  Our debt-to-capitalization ratio was 14 percent at quarter end.  Our 2014 annualized return on equity was 13 percent and return on capital employed was around 11 percent.

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Lastly, I will outline our guidance for the second quarter.

Production

On April 30, we closed the sale of our Hugoton assets for $1.3 billion.  In the first quarter, the Hugoton operations produced 18,000 BOE per day, invested $17 million in capital and contributed $46 million to our pre-tax segment earnings.  For the full-year, our previous domestic production and capital expenditure guidance is unchanged, adjusting for Hugoton.

In the second quarter, excluding Hugoton, we expect Domestic production will increase between 6,000 and 8,000 BOE per day on a sequential quarterly basis.  We expect oil production to grow between 7,000 to 9,000 barrels per day, or approximately 3 percent, NGL volumes to be relatively flat with first quarter levels, and a modest decline in natural gas production resulting from limited drilling.

Internationally, at current prices and excluding Colombia and Libya, we expect total production to increase around 10,000 BOE per day in the second quarter primarily from the recovery of the Dolphin plant turnaround and activity in Oman.  We expect Middle East liftings to also increase about 10,000 BOE per day in the second quarter primarily as a result of our production increases in Dolphin and Oman.

I will now turn the call over to Steve Chazen who will provide an update on our strategic initiatives.

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Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Executive Officer

— Conference Call —

First Quarter 2014 Earnings

May 5, 2014

Houston, Texas

Thank you, Cynthia.

I want to focus on two topics this morning – our progress to date in executing the strategic initiatives we announced earlier, and what our business will look like after the completion of some of these initiatives.

Starting with our progress to date:

—     We closed the sale of our Hugoton assets for pre-tax proceeds of $1.3 billion.

—     We sold in the fourth quarter of last year about 25 percent of our interest in the Plains Pipeline for pre-tax proceeds of $1.4 billion.  Our remaining interest in Plains is worth over $4 billion at current market prices.  We are exploring options to monetize this remaining interest in a financially efficient manner once the restrictions on market transactions lapse.

—     We are continuing to explore strategic alternatives for our Piceance assets and have decided to keep our interests in the

Williston basin as they are currently more valuable to us relative to their value in the cash asset sale market

—     We are continuing to make progress on discussions with our partners in the Middle East for the sale of a portion of our interests in the region.

—     The separation of our California business from the rest of the Company, which will be in the form of a distribution of at least 80% of the California company’s stock to Oxy shareholders, is on track and the necessary work is rapidly moving forward.  We expect to file the initial Form 10 in June and announce the California management team in the third quarter.  Completion of the separation of the California business is expected to occur in the fourth quarter of this year.

—  We have repurchased more than 20 million of the Company’s shares since the announcement of our strategic initiatives in the fourth quarter of 2013, of which 10.5 million shares were purchased in the first quarter of 2014. About 26.5 million shares remain in our current repurchase program, which we plan to complete with the proceeds from the Hugoton sale and excess balance sheet cash.

Moving on to what our business will look like going forward.

As a standalone company, which will be called California Resources Corporation, we expect our California operations to be an exciting growth-oriented business with a large resource base and self-sufficient cash flow.  This business will be a pure play California resources company that will be able to spend virtually all of its cash flow to grow its production, reserves and earnings.  Currently the California business spends about half of its capital on conventional water and steam floods and the other half on unconventional and other development projects.  The business is expected to initially increase its high-margin, high return conventional spending, such as water and steam flood investments to grow its production by 5% to 8%, with double-digit oil growth.  As the floods reach their steady state in the near term, they are expected to generate significantly more cash flow, which the Company expects to use to increase the amount and share of its capital spent on unconventional programs to grow its production at higher rates on a sustainable basis.  The business will be well positioned to accomplish this strategy as it generated operating cash flow, before capital spending, of $2.6 billion in 2013.  The 2013 capital spending was $1.7 billion and the 2014 capital is expected to be about $2.1 billion.  We expect the California company will have around $5 billion of debt, the proceeds from which will be distributed to Oxy to be used primarily to repurchase shares.

After completion of the strategic initiatives, Oxy’s most important assets will consist of a significant and leading position in the Permian Basin, rounded out with the Al Hosn Project, Dolphin, a smaller business in the rest of MENA, our operations in Colombia, our Midstream and Chemical businesses and other domestic oil and gas operations.  Each of these businesses supports our ability to grow our dividends for our shareholders.  Further, one of Oxy’s objectives will be to grow earnings and cash flow per share, and these businesses have already identified opportunities to do so.

Permian Resources is the cornerstone growth operation for the domestic business.  Our substantial acreage position in the Permian gives us significant resource development potential.  We have used our knowledge of the geology of the area, and our experience, to gradually shift our program toward horizontal drilling in an efficient manner.  We have already made significant progress in this process and are on track to execute the shift as planned.  We are starting to see the positive results of our horizontal drilling program and expect the Resources business to grow production rapidly, similar to what some other operators in the basin have been able to achieve.  We believe this business could increase its production by 13% to 16% this year and  in excess of 20%  going forward.

The EOR business in the Permian Basin, which is primarily the CO2 assets, along with the rest of the Company’s businesses, will continue to be significant free cash flow generators.  In 2013, excluding the California assets, Oxy generated operating cash flow of $10.3 billion, while spending $7.2 billion on capital expenditures.  The 2013 capital included $950 million spent for Al Hosn and $370 million for the BridgeTex pipeline and the New Johnsonville chlor-alkali plant.  We expect all three major projects to come on line at various times in 2014, freeing up significant amounts of capital while starting to contribute to cash flow generation.  Assuming current market conditions and similar product prices, once fully operational, these three assets should generate at least $700 million in annual operating cash flow.  We expect that this higher level of cash flow, coupled with significant reductions in capital needs for long-lead-time projects, will more than offset the loss of cash flow generated by the California assets and provide a significant boost to our free cash flow going forward.  Our Chemical and Midstream businesses will also continue to be meaningful cash flow providers in the future.  The strong cash generation, in combination with fewer shares outstanding, will enable us to continue to increase our dividend from the current rate while having sufficient funding to increase our investments in domestic growth assets.

We also expect Oxy’s remaining business to deliver higher returns going forward as a result of our investments and strategic initiatives and assuming similar commodity prices.  We expect our improved capital efficiency and operating cost structure, the startup of the operations of Al Hosn, BridgeTex and the New Johnsonville plant, along with the separation of our California business, will provide a natural uplift to our Return on Capital Employed.  In addition, as we continue to execute our strategic initiatives and use proceeds from expected transactions, such as the sale of Hugoton and the monetization of the remaining portion of the Plains Pipeline to repurchase our stock, we will be able to further increase our ROCE going forward.  Our ROCE was 12.2% in 2013 and we expect it to rise to around 15% as we exit 2015.

We have already repurchased more than 20 million of the Company’s shares since the end of the third quarter of 2013.  We expect that we will be able to further reduce our share count by 40-50 million through the dividends from the California separation and by around 25 million shares from the monetization of our remaining interest in the Plains Pipeline.  Coupled with the buyback of the 26.5 million shares in our current repurchase program, we should be able to reduce our current share count by 90 to 100 million, or about 12% of our currently outstanding shares.  These amounts do not include the opportunity to repurchase additional shares through the sale of a portion of our interests in the Middle East, or share reductions from an exchange of any remaining portion of our interest in the California business, but they do reflect a modest amount of debt reduction.

We are excited about the value propositions of both our California and remaining Oxy businesses with their differentiated but focused business models, positioning both companies to maximize shareholder value.

Now I will turn the call to Vicki Hollub to update you on our Permian activities.

Occidental Petroleum Corporation

Vicki Hollub

Executive Vice President – U.S. Operations

– Conference Call –

First Quarter 2014 Earnings

May 5, 2014

Houston, Texas

Thank you, Steve.

This morning I will update you on activities to date in our Permian Resources business where we are off to a good start in 2014.

In the first quarter, Permian Resources produced 67,000 barrels of oil equivalent per day, an increase of 5% over the fourth quarter of 2013.  Capital expenditures were $328 million with approximately 75% spent on drilling and completing company-operated wells.  We averaged 22 rigs during the quarter, of which 15 were horizontal rigs.  This allowed us to drill 67 wells, including 25 horizontals. About three fourths of the 25 horizontals are currently on production.

As I indicated in the last call, we have two main goals for our Permian Resources business in 2014:

•               First, continue evaluating the potential across our full acreage position, and

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•               Second, pilot development strategies to optimize our ultimate returns.

Today, I’ll focus on the progress we’ve made in areas where we are targeting the Wolfcamp Shale and one where we are targeting primarily the Bone Spring.  Those areas are South Curtis Ranch and Dora Roberts Ranch in the Midland Basin, Barilla Draw in Texas Delaware Basin and Southeast New Mexico.  These make up the core of our horizontal program thus far.

Our Wolfcamp activity in the Midland basin is focused in two operating areas; South Curtis Ranch and Dora Roberts Ranch where we have identified about 800 drilling locations.  In the Wolfcamp, we brought 12 wells on production during the quarter, and now have a total of 18 producing wells.  All but one of these wells are completed in the Wolfcamp B. The other is completed in the Wolfcamp A.  The initial production rates are averaging around 750 BOE per day.  While this is a good start, we believe we can improve on this result by increasing the lateral lengths of our wells and improving the efficiency of our fracs.  The wells drilled thus far have an average lateral length of around 6,000 feet.  We are piloting increased lateral lengths up to 10,000 feet.  In addition, we have transitioned from gel fracs to slick water fracs which has improved well performance and have adjusted our cluster spacing from 60 feet to 95 feet for this area.

We are also evaluating lift alternatives.  To date we have primarily used gas lift and ESPs.  The ESPs averaged 1,020 BOE per day initial production rate versus 680 BOE per day for the other wells which are flowing or on gas lift. The rate benefit may prove to be economically equivalent to gas lift, and we are closely monitoring potential impact to the reservoir.

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Average drill time for the horizontals was 27 days per well and total costs for drilling and completion has been averaging around $6.5 million per well.  With these changes to the completions I mentioned, initially costs may increase slightly, but we expect to bring them down as we further progress the development program. While the program is young and we have more to learn, we continue to be encouraged by the results that we see.

We are currently drilling our first horizontal well in Mabee Ranch where we hold over 9,000 acres.  This is an area that we expect to have similar potential to South Curtis Ranch which is of similar size. We are also drilling two horizontal Spraberry wells in South Curtis Ranch and expect to bring them on production by the end of the second quarter.

Shifting to the Wolfcamp in the Texas Delaware Basin, we brought our first 5 wells on to production during the quarter, and the results have been very strong.  Two of the wells were completed in the Wolfcamp B, one in the Wolfcamp A and two in the Wolfcamp C.  The initial production rate for the Wolfcamp A and B wells averaged 1,150 BOE per day.  These wells are located in our Barilla Draw area in Reeves County.

Given the size of the development opportunity, we are investing early in infrastructure.  Our Exploitation Team and Permian Resources Business Unit have worked together to design and construct the Barilla Draw Water distribution project, which will provide an economic alternative to trucking water to support drilling and completion operations in Barilla Draw and the surrounding Oxy operated leases as we move into full field development mode. The project plan includes over 50 miles of pipeline and 25 water ponds networked together to  allow Oxy to aggregate and transfer the water required to execute all operations, including zipper fracs, by expediting water delivery to all well locations. With the ability to incorporate a more

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efficient completions strategy, Oxy can reduce time to market, decrease costs and accelerate the move to pad drilling operations.  The project is expected to result in a 4% capital cost savings per well through reduction of water handling costs by more than 75% and to become the standard water handling template for future horizontal well developments.

In the Delaware Basin, drilling and completion costs are averaging close to $8.5 million per well due to the greater depth, pressure and hole instability associated with drilling the Wolfcamp C.  Recently,  managed pressure drilling  was successfully utilized to mitigate the hole problems. This technique will be evaluated for broader deployment into other areas.

We appreciate the efforts of our Permian Resources Business Unit and the Exploitation team as they have successfully ramped up our activity while continuing to efficiently manage operations and costs. In addition, they have identified several key ways to improve the performance of our wells in all areas beginning with the switch from gel fracs to slick water fracs, which as I mentioned, has already begun in South Curtis Ranch.  We are transitioning to slick water fracs in other areas as well. In addition, we recognize that the appropriate cluster spacing is dependent on the reservoir characteristics for each area and we’re evaluating and then optimizing in all areas.  Just as we have done in South Curtis Ranch, we are also continuing to evaluate the lateral lengths of our wells in other areas and expect to find opportunities to increase lengths in multiple areas. We expect these initiatives to have a positive impact on the performance of our future wells across Permian.

Our most mature horizontal drilling program is in Southeast New Mexico where we began a horizontal drilling program at the end of 2012. We put 7 new wells on production in the quarter and now have a total of 26 horizontal wells on production in this area. Of those, 17 are in Bone Spring

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intervals and the other 9 are Brushy Canyon wells.  The 1st and 2nd Bone Spring wells averaged an initial production rate of 700 BOE per day. Three of the Brushy Canyon wells were put on ESP with average initial production rates of 1,100 BOE per day, and four others averaged 300 BOE per day.

Average drill time for the horizontals was 30 days per well and total costs for drilling and completion averaged around $5.6 million.  `

Looking forward, we expect to average 26 rigs during the second quarter and will peak at 27 rigs in the third quarter of which 18 will be horizontal.  For the full-year, we remain on track to spend around $1.6 billion and drill approximately 340 wells.  We continue to expect Permian Resources to grow its total production for the year by 13% to 16%.

As you can tell, there are a lot of exciting things happening in the Permian Resources business.  The team is working incredibly hard to increase our knowledge to move us faster up the learning curve.

I will now turn the call back to Chris Stavros.

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